KnightsBridge Capital

September 28, 2003

C.E.C. Industries, Inc.
5857 Birch Street, Suite 820
Newport Beach, CA 92660
Attn: Mr. Brian Dvorak, Chief Executive Officer

Gentleman:

Knightsbridge Holdings, LLC, ("Knightsbridge") is pleased to be retained on the terms and conditions set forth in this letter of engagement ("Engagement Letter") as a consultant to your company, **C.E.C. Industries, Inc.** (the "Company"), collectively (the "Parties") to assist in a variety of areas relating to the financial, strategic, and related developmental growth of the Company (the "Engagement").

1. Services of Knightsbridge.

For the Term of Engagement (as hereinafter defined), and with your general knowledge and consent, we agree to provide to the Company a range of consultative and related services which may, but which will not necessarily, include the following: (i) identifying, evaluating and advising in relation to the Company's current structural (including business model), financial, operational, managerial, strategic and other needs and objectives, (ii) preparing and coordinating with the Company and others in the development of business plans, investor presentations and financial models, (iii) identifying potential merger, acquisition, divestiture, consolidation or other combination ("M&A Transaction") opportunities and negotiating, structuring and advising in connection with potential M&A Transactions, (v) advising and assisting the Company in connection with the preparation of any registration statements, periodic or other SEC reports or proxies, and (vi) coordinating with, and advising in connection with the activities of, Outside Professionals, including without limitation attorneys, accountants, market professionals, etc.

2. Term of Engagement.

The Engagement shall be effective for a period of twelve (12) months commencing on the date first appearing above (the "Term of Engagement"). After the Term of Engagement expires, the Engagement shall automatically renew on a month-to-month basis, subject to the right of the Company and/or Knightsbridge to terminate the Engagement as of the end of any given month by giving written notice to the other party at least thirty (30) days notice ("Termination"). As clarification, said right of termination shall commence upon the thirteen month anniversary of this signing Agreement. Notwithstanding the foregoing, the Company shall not have the right to cancel this Agreement until such time as it has fulfilled all its obligations under any and all outstanding Agreements with the Advantage Fund I, LLC its assignees, or any investors who fund the investments more fully described on the Exhibit 'A' attached hereto between the Parties. Notwithstanding the foregoing, should Knightsbridge not consummate the merger between the Company and a public entity more fully described on Exhibit 'A' attached hereto, or should Knightsbridge be unable to fund the initial funding due upon the consummation of the merger between the Company and a public entity, than the Company shall at its option shall have the right to cancel this agreement with no obligation.

3. Compensation.

In consideration for the services rendered by Knightsbridge to the Company pursuant to the Engagement (and in addition to the expenses provided for in Paragraph 4 hereof), and throughout the Term of Engagement, the Company shall compensate Knightsbridge as follows:

3.1 Engagement Retainer.

3.1.1 Monthly Retainer. Knightsbridge shall waive its retainers until such time as a transaction as more fully described in Section 3.1.2 below is consummated. At that time, the Company shall remit to Knightsbridge a retainer in the amount of $3,750 per month due and payable on the first of each month during the Term of this Agreement. Knightsbridge, may, at its option, take payment in the form of registered shares of common stock using a formula that divides the amount due by the closing bid price of the Company's common stock as of the date the invoice is due and payable. Knightsbridge shall, accrue the fees due hereunder for the amount of time prior to the closing of first stage of the financing more fully described on Exhibit 'A' attached hereto and calculate the amount of shares due as of the average closing 'bid side share price from the date of execution of this Agreement to the date of closing of the Financing. Should financing not consummate within 45 days from date of the this Agreement, the Company shall have no obligation under this section

3.1.2 Equity-Based Compensation. Company agrees to pay to Knightsbridge or its assignees, common stock of the Company, upon the closing aforementioned financing, in an amount not less than **20.00%** of the fully diluted, shares of the Company. Company shall file a registration statement covering the shares underlying these warrants within 90 days of the date of the closing of such transaction(s). Company shall use its best efforts to enable the registration statement to become effective at the earliest possible time. The Expenses relating to the filing of such registration statement as well as the specific representations of Knightsbridge shall be more fully described on Exhibit 'A' attached hereto. . The shares described in this Section shall carry full ratchet anti-dilution provisions for the term of this Agreement and a period of an additional 180 days. As part of the post filing capitalization of the Company, Company shall not issue shares of its capital stock, whether preferred or common, or issue securities that can be converted into any capital stock, without the express written consent of Knightsbridge for a period not less than 270 days from the date of the Closing of a merger with a public Company or the effective date of any filings with the Securities and Exchange Commission, or until all obligations of the Company to the Advantage Fund I, LLC, or Knightsbridge's assignees have been satisfied. Company shall file a registration statement on form S-8 or other mutually agreeable form and deliver to Knightsbridge 50% of the shares due bearing no restrictive legend. These shares shall be fully paid and non-assessable.

3.2.1 Financing Transactions (Knightsbridge Introduction). For purposes of any Financing Transactions involving any Financing Source directly or indirectly to the Company by Knightsbridge, and whether occurring during the Term of Engagement or during a period ending two (2) years following Termination, Additional Compensation shall be payable to Knightsbridge upon the closing thereof in accordance with the following schedule where "Consideration" shall mean (i) the total amount of gross proceeds received by, or otherwise deliverable to, the Company without condition as part of any such Financing Transaction, and (ii) any common stock or other securities of the Company (including without limitation any warrants, options and/or convertible securities) issued or otherwise transferred as a direct or indirect part of such Financing Transaction. Debt financing shall include but not be limited to any on or off balance sheet financing, mortgages, debentures, notes, factoring, receivables financing, or credit facilities introduced directly or indirectly to the Company by Knightsbridge. Financing transactions in which securities convert into

Common Stock of the Company shall, for purposes under this sub-section, be deemed to have been funding using the Debt Financing schedule below and subsequently they shall be deemed to have used the Equity Financing schedule below (Company is only responsible for the difference between the two fees upon conversion) as of the date upon which these securities convert to Capital Stock of the Company. Financings that occur with the Advantage Fund I, LLC shall carry a fee equal to 50% of those described below.

(i)

<u>Consideration</u>	<u>Amount of Additional Compensation</u>
Equity Financing:	
$-0- to $1,000,000	7%
$1 million $5 million	6% of Consideration
$5 million+	$400,000 + 1.5% of Consideration in excess of $5 million
Debt Financing	
$-0- to $1,000,000	$2.5%
$1 millionto $5 million	2% of Consideration
$5 million+	$125,000 + 1% of Consideration in excess of $5 million for debt financing. And;

(ii) Any Securities issued by or to the Company: 5% (in kind)

3.2.2 <u>M&A Transactions (Knightsbridge Introduction)</u>. For purposes of any M&A Transactions involving any entity or entities originally introduced directly or indirectly to the Company by Knightsbridge, and whether occurring during the Term of Engagement or during a period ending two (2) years following Termination, Additional Compensation shall be payable to Knightsbridge upon the closing thereof in accordance with the following schedule where "Consideration" shall mean the total of all cash, assets (including without limitation any real property, personal property and intellectual property) common stock or other securities (including without limitation any warrants, options and/or convertible securities) paid by or to the Company or its shareholders, and shall further include (a) any commercial bank or other indebtedness of the Company that is repaid or for which the responsibility to pay is assumed by the Company in connection with such M&A Transaction, (b) the greater of the stated value or the liquidation value of preferred stock of the Company that is assumed or acquired by the Company that is not converted into common stock upon the consummation of such transaction, (c) the value of any net operating losses transferred as part of the M&A Transaction and from which a party to such transaction expects at the time of closing to benefit, and (d) future payments for which the Company is obligated either absolutely or upon the attainment of milestones or financial results ("Company Future Payments"). Any Additional Compensation payable as a result of Company Future Payments shall be paid at closing and shall be valued at the present value of the Company Future Payments. For the purpose of calculating the present value, the Company and Knightsbridge agree to discount all Company Future Payments by a discount factor equal to 15% per annum, and where necessary, to use the projections which have been provided by the Company in the course of the M&A Transaction to quantify these amounts and their timing. **<u>Should Knightsbridge not be responsible for the entity or entities introduced to the Company under this section and should the Company wish Knightsbridge to assist in structuring, negotiating the transaction, etc., Knightsbridge's compensation shall be at a rate equal to 50% of that delineated below.</u>**

<u>Consideration</u>	<u>Amount of Additional Compensation</u>
$-0- to $500,000	$30,000 (minimum)
$500,001 to $5 million	5% of Consideration
$5 million+	$250,000 + 3.0% of Consideration in excess of $5 million

4. **Expenses.**

In addition to any Engagement Retainers and Additional Compensation payable hereunder, and without regard to whether any Compensable Events occur hereunder, the Company shall reimburse Knightsbridge for all fees approved by an officer of the Company, relating to Knightsbridge's travel and out-of-pocket expenses reasonably incurred in connection with the services performed by Knightsbridge pursuant to this Engagement Letter, including without limitation, hotel, food and associated expenses and long-distance telephone calls. Said expenses shall not exceed $500 in any 30-day period of the term unless approved by an officer, director or other authorized designee of the Company. Knightsbridge agrees to accrue any and all approved expenses until such time as the company is a fully reporting Company and at such time agrees to settle any and all outstanding invoices in the issuance of common stock rather than payment in cash.

5. **Procedure for Initiating Discussions.**

In order to coordinate our efforts with respect to a possible Transaction satisfactory to the Company, during the period of our engagement hereunder neither the Company nor any representative there (other than Knightsbridge) will initiate discussions regarding a Transaction except through Knightsbridge. In the event the Company or its management receives an inquiry regarding a Transaction, it will promptly advise Knightsbridge of such inquiry in order that Knightsbridge may evaluate such prospective purchaser and its interest and assist the Company in any resulting negotiations.

6. **Non-Exclusivity of Knightsbridge Services.**

It is understood and acknowledged by the Company that Knightsbridge presently has, and anticipates having throughout the Engagement Term, other clients for which it performs the same or similar services to those to be performed in accordance herewith, and that Knightsbridge shall be under no obligation under this Engagement to restrict its ability in any way to perform services for any other clients. It is further acknowledged that, by virtue of the nature of the services to be performed by Knightsbridge hereunder, the value of such services bear no relation necessarily to the amount of time invested on the part of Knightsbridge to the performance of such services, and Knightsbridge, therefore, shall be under a continuing obligation hereunder to devote only as much time to the performance of its services hereunder as deemed appropriate in the exclusive discretion of its principal(s).

7. **Role of Finder**

In connection with any Financing Transactions hereunder, the Company acknowledges that Knightsbridge is not a registered broker-dealer under Section 15A of the U.S. Securities Exchange Act of 1934, or any similar state law, and that Knightsbridge cannot, and shall not be required hereunder to, engage in the offer or sale of securities for or on behalf of the Company. While Knightsbridge has preexisting relationships and contacts with various investors, registered broker-dealers and investment funds, Knightsbridge's participation in any actual or proposed offer or sale of Company securities shall be limited to that of an advisor to the Company and, if applicable, a "finder" of investors, broker-dealers and/or funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company's securities shall be handled by the Company or one or more NASD member firms engaged by the Company for such purposes.

8. **Referral Fees.**

Any referral fees payable in connection with any Compensable Transactions shall be the exclusive responsibility of, and shall be paid by Knightsbridge.

whether oral or written, between the parties with respect to the matters set forth herein.

(b) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered via courier or overnight service or sent (i) postage prepaid by registered mail, return receipt requested, to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

If to Knightsbridge, to:

Knightsbridge Holdings, LLC.
2999 NE 199th Street, Penthouse 2
Aventura, FL 33180
Attn: Ms. Alyce Schreiber
Fax: (305) 932-3697

If to the Company, to:

C.E.C. Industries
5857 Birch Street, Suite 820
Newport Beach, CA 92660
Attn: Mr. Brian Dvorak, C.E.O.
Fax: (702) – 920-8732

(c) This Engagement Letter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

(d) The Company represents that it has the power to enter into this Engagement Letter and to carry out its obligations hereunder. This Engagement Letter constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms. The Company further represents that this Engagement Letter does not conflict with or breach any agreement to which it is subject or by which it is bound.

(e) This Engagement Letter may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

(f) No provision of this Engagement Letter may be amended, modified or waived, except in writing signed by all of the parties hereto.

(g) This Engagement Letter shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to its conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Engagement Letter shall be adjudicated before a court located in Dade County Florida, and they hereby submit to the exclusive jurisdiction of the courts of the State of Florida located in Dade County, Florida and of the federal courts in the Southern District of Florida with respect to any action or legal proceeding commenced by any party. Company agrees to waive a trial by jury for any dispute requiring adjudication before a court of law.

(h) The Company hereby acknowledges that it shall bear the burden of proof in any action or proceeding involving a claim by Knightsbridge to any Additional Compensation due hereunder arising out of any Compensable Event involving a third party claimed by Knightsbridge to have been originally introduced to the Company by Knightsbridge.

If the foregoing correctly sets forth the understanding between Knightsbridge and the Company with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Engagement Letter shall become a binding agreement.

KNIGHTSBRIDGE Holdings, LLC.

By:______________________
Robert Press, President
For the Managing Member

Accepted and Agreed:

[C.E.C. INDUSTRIES, INC.]

By:______________________
Name: ______________________
Title: ______________________

KNIGHTSBRIDGE CAPITAL
2999 NE 191ST STREET, PENTHOUSE TWO
AVENTURA, FL 33180
P. 305-936-1775
F. 305-932-3697

September 27, 2004

Mr. Jeffrey Sternberg
Chief Executive Officer
Advantage Capital Development Corp
2999 NE 191st Street, Penthouse Two
Aventura, FL, 33180

Re: AMENDMENT TO AGREEMENT

Dear Mr. Sternberg:

This letter agreement references the agreement between, Advantage Capital Development Corp f/k/a C.E.C. Industries, Inc. (the "Company") and Knightsbridge Holdings, LLC d/b/a Knightsbridge Capital, ("Knightsbridge") dated September 28, 2003, (the "Agreement") and shall serve as a modification to same.

These modifications are being made to the Agreement to reflect the increased workload born by Knightsbridge on behalf of the Company as a result in the Company's relocation as well as its change in strategic direction to that of a Business Development Company.

Section 2 of the Agreement, shall be amended such that the first date of termination of the Agreement by the Company shall be October 1, 2005. The Company hereby waives any other provisions of the original section, except however that it may cancel the Agreement in writing as of the new first date of termination or any date thereafter on thirty (30) days written notice.

Section 3.1.1 of the Agreement shall be modified such that the monthly retainer due to Knightsbridge shall be increased to $7,500 per month payable in cash on the first day of the month. Seven thousand shall be deemed for accounting purposes to be an increase to the monthly retainer and $500 shall be deemed payable for rent.

Section 3.2.1 of the Agreement shall be modified to entitle Knightsbridge to Ten percent (10%) of the equity securities received by the Company in connection with the financings done by the Company for both public companies introduced to the Company by Knightsbridge and for any and all private companies introduced by any party to the Company in which the Company completes a transaction. This is in addition to any other compensation due under the Agreement

Knightsbridge and the Company hereby agree that these are the only changes to be made to the Agreement and any additional changes shall be made solely in writing and by mutual consent.

The Company and Knightsbridge enter into this Amendment as of the 27th of September, 2004.

ADVANTAGE CAPITAL DEVELOPMENT CORP

By: ______________________________
Jeffrey Sternberg
Its: Chief Executive Officer

KNIGHTSBRIDGE HOLDINGS, LLC

By: ______________________________
Alyce B. Schreiber
Its: Managing Member